Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated August 9, 2019

Relating to Preliminary Prospectus Supplement dated August 8, 2019

Registration Statement No. 333-233123

When Burger King merged with Tim Hortons in 2014 to create Restaurant Brands International (“RBI”), all investors in Burger King had the option to convert their shares into RBI common shares or units of Restaurant Brands International Limited Partnership. These ‘Partnership Exchangeable Units’ (“PEUs”) receive the same dividends and vote together with a RBI common shares.

The PEUs were not exchangeable for the first year after the merger. However, since December 2015, PEU holders have had the right to exchange their units one-for-one into RBI common shares or cash (at RBI’s election). If RBI elects to issue RBI common shares in exchange for PEUs, the PEUs are canceled and an equal number of RBI common shares are issued. As a result, there is no net impact to RBI’s total pool of outstanding common shares and units.

Since the PEUs became exercisable, the Partnership has periodically received exchange notices from PEU holders, including large investors as well as small individual investors, who wished to exchange their PEUs for RBI common shares.

The exchange notice received from an affiliate of 3G Capital this week was the fourth submitted by 3G or an affiliate since the PEU’s became exercisable. In this case, RBI elected to settle the 24 million of PEUs being exchanged for an equal number of shares and it believes that the increased public float will allow greater opportunity for new and existing investors to participate in RBI’s growth aspirations including its aspiration of growing from 26,000 restaurants to more than 40,000 worldwide over the next 8-10 years.

Following this exchange and related sale, 3G Capital and its affiliates will hold an interest of approximately 36% in RBI. Co-Chairman of RBI and 3G Capital Partner, Daniel Schwartz, believes that 3G Capital, its affiliates and partners will continue to be long-term owners of RBI.

Forward-Looking Statements

This communication includes forward-looking statements, which are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions and reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements include statements about RBI’s belief about the increased public float allowing greater opportunity for new and existing investors to participate in the company’s growth aspirations including its aspiration of growing from 26,000 restaurants to more than 40,000 worldwide over the next 8-10 years. The factors that could cause actual results to differ materially from RBI’s expectations are detailed in filings of RBI with the U.S. Securities and Exchange Commission (the “SEC”) and on SEDAR in Canada, such as its annual and quarterly reports and current reports on Form 8-K, and include the following: risks related to RBI’s ability to successfully implement its domestic and international growth strategy and risks related to its international operations; risks related to RBI’s ability to compete domestically and internationally in an intensely competitive industry; risks related to technology; and changes in applicable tax laws or interpretations thereof. RBI undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

RBI has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents RBI has filed with the SEC for more complete information about RBI and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, RBI, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor New York, NY 10014, telephone: 1-866-718-1649.